Exhibit 99.1

Aastrom Appoints Brian Gibson as Vice President, Finance

ANN ARBOR, Mich., Oct. 13, 2011 (GLOBE NEWSWIRE) — Aastrom Biosciences, Inc. (Nasdaq:ASTM), the leading developer of patient-specific, expanded multicellular therapies for the treatment of severe, chronic cardiovascular diseases, today announced that Brian Gibson has been named vice president of finance, chief accounting officer and treasurer. Gibson will assume the duties of Scott Durbin, formerly CFO.  Durbin is transitioning out of Aastrom for personal reasons and will transfer his responsibilities to Gibson over the next several weeks.

Gibson joined Aastrom in 2010 as controller after 10 years of progressive experience at PricewaterhouseCoopers.  He is a graduate of the Eli Broad College of Business at Michigan State University.

Tim Mayleben, Aastrom president and chief executive officer, stated:  “We are pleased to promote Brian to this important position and thank Scott for his service to our company.  Brian has made outstanding contributions over the past year.  I am confident that Brian has the financial, operational and analytical skills to support our company’s activities and growth in the years ahead.”

This quarter, Aastrom plans to initiate a Phase 3 pivotal clinical trial for ixmyelocel-T in the treatment of patients with CLI who have no options for revascularization. The company also plans to initiate a Phase 2b clinical trial for ixmyelocel-T in the treatment of DCM in 2012.

About Aastrom Biosciences

Aastrom Biosciences is developing patient-specific, expanded multicellular therapies for use in the treatment of severe, chronic cardiovascular diseases.  The company’s proprietary cell-processing technology enables the manufacture of ixmyelocel-T, a patient-specific multicellular therapy expanded from a patient’s own bone marrow and delivered directly to damaged tissues.  Aastrom has advanced ixmyelocel-T into late-stage clinical development, including a planned Phase 3 clinical program to study patients with critical limb ischemia and two Phase 2 clinical trials in patients with dilated cardiomyopathy.  For more information, please visit Aastrom’s website at www.aastrom.com.

The Aastrom Biosciences, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3663

This document contains forward-looking statements, including, without limitation, statements concerning clinical trial plans and progress, objectives and expectations, clinical activity timing, intended product development, the performance and contribution of certain individuals and expected timing of collecting and analyzing treatment data, all of which involve certain risks and uncertainties.  These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “intends,” “estimates,” “plans,” “expects,” “we believe,” “we intend,” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “potential,” “could,” “may,” or similar expressions.  Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with clinical trial and product development activities, regulatory approval requirements, competitive developments, and the availability of resources and the allocation of resources among different potential uses.  These and other significant factors are discussed in greater detail in Aastrom’s Annual or Transition Report on Form 10-K or 10-K/T, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.  These forward-looking statements reflect management’s current views and Aastrom does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

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